Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-226126

November 5, 2018

CNFinance Holdings Limited

CNFinance Holdings Limited, or our company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents our company has filed with the SEC for more complete information about our company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents our company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, our company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, if you request it, by contacting Roth Capital Partners, LLC, as the representative of the underwriters, by telephone at (800) 678-9147 or by emailing rothecm@roth.com. You may also access our company’s most recent prospectus dated October 31, 2018, which is included in Amendment No. 3 to our company’s registration statement on Form F-1, as filed with the SEC on October 31, 2018, or Amendment No. 3, by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/1733868/000119312518314099/d544187df1a.htm.

The following information supplements and updates the information contained in the Company’s preliminary prospectus dated October 31, 2018. This free writing prospectus reflects the following amendments that were made in Amendment No. 3. All references to page numbers are to page numbers in Amendment No. 3.

The following paragraph replaces the second paragraph on page 200 in its entirety.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$3.5 million. We have agreed to reimburse the underwriters for certain reasonable out-of-pocket expenses in an estimated amount not to exceed US$0.1 million, and certain fees and disbursements of counsels engaged by the underwriters in an estimated aggregate amount not to exceed US$0.6 million.